Exhibit 99.1

Lightning eMotors Enters into Exchange Agreements with Certain 7.5% Convertible Noteholders

LOVELAND, Colo., November 17, 2022 — Lightning eMotors, Inc. (NYSE: ZEV), a leading provider of zero emission medium-duty commercial vehicles and electric vehicle technology for fleets, announced today that on November 16, 2022 it entered into privately negotiated exchange agreements with certain holders (the “Noteholders”) of its unsecured 7.5% convertible senior notes due in 2024 (the “Convertible Notes”) to exchange $14.0 million aggregate principal amount of the Convertible Notes for approximately 13.3 million newly issued shares of its common stock.
The Company expects to complete the exchanges by November 21, 2022, subject to customary closing conditions. After the closing, $73.9 million aggregate principal amount of the Convertible Notes will remain outstanding.
Oppenheimer & Co. Inc. acted as exclusive financial advisor to the Company in connection with the exchanges.
The exchanges are being made pursuant to an exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended.
This press release does not constitute an offer to sell or a solicitation to buy any of the securities described herein, nor shall there be any offer, solicitation, or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Lightning eMotors
Lightning eMotors (NYSE: ZEV) has been providing specialized and sustainable fleet solutions since 2009, deploying complete zero-emission-vehicle (ZEV) solutions for commercial fleets since 2018 – including Class 3 cargo and passenger vans, ambulances, Class 4 and 5 cargo vans and shuttle buses, Class 4 Type A school buses, Class 6 work trucks, Class 7 city buses, and motor coaches. The Lightning eMotors team designs, engineers, customizes, and manufactures zero-emission vehicles to support the wide array of fleet customer needs with a full suite of control software, telematics, analytics, and charging solutions to simplify the buying and ownership experience and maximize uptime and energy efficiency. To learn more, visit our website at http://lightningemotors.com.

For more information, contact:

Brian Smith investorrelations@lightningemotors.com
Lightning eMotors, Inc.
815 14th Street SW Suite A100 | Loveland, CO 80537 | USA | (800) 223-0740 | lightningemotors.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. We undertake no obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise, except as may be required under applicable securities laws.
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